Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into as of February 2, 2012, by and between Union First Market Bankshares Corporation, a Virginia corporation (the “Company”), and James E. Ukrop and the Third Amended and Restated James Edward Ukrop Revocable Trust Under Trust Agreement Dated as of September 24, 2007 (collectively, the “Sellers” and individually, a “Seller”).

WITNESSETH:

The Sellers desire to sell, and the Company desires to purchase, 335,649 shares of common stock of the Company (the “Offered Shares”) for the consideration and on the terms set forth in this Agreement. In view of Mr. Ukrop’s position as a director of the Company, this transaction has been authorized and approved by a special committee of disinterested directors in accordance with Section 13.1-691 of the Virginia Stock Corporation Act.

The parties, intending to be legally bound, agree as follows:

1. Purchase and Sale of Shares. The Company hereby agrees to purchase from the Sellers and the Sellers hereby agree to sell to the Company, on the Closing Date (as defined below), the Offered Shares free and clear of all Encumbrances (as defined below) for the Purchase Price. The “Purchase Price” shall be four million three hundred sixty-three thousand four hundred thirty-seven dollars ($4,363,437.00).

2. Closing; Delivery of and Payment for the Offered Shares. Subject to the terms and conditions herein, the closing of the purchase and sale of the Offered Shares shall take place on February 2, 2012 (the “Closing Date”) at 2:00 p.m. Eastern Time at the offices of LeClairRyan, A Professional Corporation, Riverfront Plaza, East Tower, 951 East Byrd Street, 8th Floor, Richmond, Virginia 23221, or such earlier or later date as may be agreed to by the parties, subject to the provisions of Section 6. Immediately following confirmation of receipt of a wire transfer of the Purchase Price to the account designated on Schedule 1 hereto, delivery of the Offered Shares to the Company shall be made in accordance with the terms of the Payment and Release Letter (as defined below).

3. Representations and Warranties.

(a) Each of the Sellers represents and warrants to the Company that:

(i)	such Seller is not, and will not become, a party to any agreement, arrangement or understanding with any person that could result in the Company having any obligation or liability for any brokerage fees, commissions or other similar fees or expenses relating to the transaction contemplated by this Agreement; and

(ii)	This Agreement shall be the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms.

(b) The Company represents and warrants to the Sellers that:

(i)	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia;

(ii)	The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

(iii)	The Purchase Price payable to the Sellers shall be paid as set forth in this Agreement without any deductions or withholdings by any person for brokerage fees, commissions, taxes or other similar fees or expenses relating to the transaction contemplated by this Agreement.

4. Investigation. Each party has conducted its own investigation with respect to the Offered Shares, acknowledges that the other party may be in possession of material, nonpublic information regarding the Company, and agrees that the other party has no obligation to disclose such information to such party.

5. Closing Conditions.

(a) The obligation of the Company to purchase the Offered Shares on the Closing Date is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(i)	The representations and warranties made by the Sellers in Section (3)(a) of this Agreement shall be true and correct in all material respects as of the Closing Date.

(ii)

The Sellers shall have good, valid and marketable title to the Offered Shares, free and clear of any and all Encumbrances (“Encumbrance” shall mean any security interest, pledge, lien, charge, voting agreement, proxy, mortgage, option, adverse claim of ownership or use, or any other encumbrance of any kind, character or description whatsoever), subject to the terms of a payment and release letter from Wells Fargo Bank, N.A. (“Wells Fargo”), in form and substance acceptable to the Company (the “Payment and Release Letter”), containing terms of release of Wells Fargo’s lien on and all interest in the Offered Shares and for the delivery to the Company of the certificates representing the

Offered Shares along with the related stock powers duly endorsed by the Sellers and, as and if necessary, its agreement to file any UCC-3 termination statements.

(iii)	The Sellers shall have the sole right to dispose or direct the disposition of the Offered Shares, subject to the terms of the Payment and Release Letter.

(b) The obligation of the Sellers to sell the Offered Shares on the Closing Date is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(i)	The representations and warranties made by the Company in Section (3)(b) of this Agreement shall be true and correct in all material respects as of the Closing Date.

(ii)	The Company and Markel Corporation shall have executed and delivered an amendment to that certain Amended and Restated Affiliate Agreement, dated March 30, 2009 and amended on November 15, 2010, between the Company and the individuals and entities listed therein, to permit the sale of the Offered Shares to the Company.

6. Termination. The Company or the Sellers may terminate this Agreement, by notice to the other, if the Closing has not occurred by February 8, 2012 other than by reason of a breach of this Agreement by the party seeking to terminate.

7. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

(b) This Agreement shall be binding upon the respective successors and assigns of the parties hereto.

(c) In the event that any provision of this Agreement is adjudicated invalid, illegal or unenforceable, such adjudication shall not affect the validity, legality or enforceability of any other provision, and this Agreement shall be construed as though such invalid, illegal or unenforceable provision had never been contained herein.

(d) The Sellers and the Company agree that money damages are inadequate and that each will suffer irreparable harm with respect to a failure to abide by any covenant made under the terms of this Agreement or any requirement under this Agreement relating to or affecting the sale of the Offered Shares, and that, accordingly, in addition to any money damages which might be awarded with reasonable certainty, each shall be entitled to demand specific performance or to seek injunctive relief whether with regard to a breach or contemplated breach. All rights, remedies and benefits specified in this Agreement, including, but not limited to the rights, remedies and benefits contained in this Section 7(d) are not exclusive of any rights, remedies or benefits which any party may otherwise have.

(e) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(f) This Agreement constitutes the entire agreement between the parties and no term or provision of this Agreement may be waived or modified unless in writing signed by the party against whom such waiver or modification is sought to be enforced.

[Signatures on the following page]

WITNESS the following signatures:

UNION FIRST MARKET BANKSHARES CORPORATION

By:	/s/ G. William Beale
G. William Beale
Chief Executive Officer

SELLERS

/s/ James E. Ukrop
James E. Ukrop

THIRD AMENDED AND RESTATED JAMES EDWARD
UKROP REVOCABLE TRUST UNDER TRUST AGREEMENT DATED AS OF SEPTEMBER 24, 2007

By:	/s/ James E. Ukrop
James E. Ukrop, Sole Trustee and Beneficiary